Exhibit 99.1
Kaiser Aluminum Corporation Reports
Fourth Quarter and Full Year 2018 Financial Results

Fourth Quarter 2018 Highlights:

•	Shipments Up 4% Year-over-Year

•	Net Sales $389 Million; Value Added Revenue $210 Million, Up 8% Year-over-Year

•	Net Income $24 Million, Earnings per Diluted Share $1.41

•	Adjusted Net Income $30 Million, Adjusted Earnings per Diluted Share $1.77

•	Adjusted EBITDA $55 Million; Adjusted EBITDA Margin 26.0%

Full Year 2018 Results and Business Environment:

•	Aerospace Supply Chain Destocking; Growing Underlying Aerospace Demand

•	High Contained Metal and Freight Costs

•	Record Shipments Up 4% Year-over-Year

•	Net Sales $1.6 Billion; Record Value Added Revenue $828 Million, Up 5% Year-over-Year

•	Net Income $92 Million, Earnings per Diluted Share $5.43

•	Record Adjusted Net Income $109 Million and Adjusted Earnings per Diluted Share $6.48

•	Adjusted EBITDA $205 Million; Adjusted EBITDA Margin 24.7%

FOOTHILL RANCH, Calif., February 20, 2019 - Kaiser Aluminum Corporation (NASDAQ:KALU) today announced results for the fourth quarter and full year ended December 31, 2018.

Full Year 2018 Management Summary

“Kaiser delivered excellent results in 2018, consistent with the outlook communicated at the beginning of the year and despite persistent headwinds from aerospace supply chain destocking, high contained metal and freight costs and Section 232 tariffs,” said Jack A. Hockema, Chairman and Chief Executive Officer.

“For the full year 2018 we achieved record shipments, up 4% year-over-year, and value added revenue, up 5%, driven by strong demand. Record commercial airframe builds drove underlying demand growth, and aerospace supply chain destocking began moderating in the second half 2018, further enhancing demand growth. Aluminum extrusion content continued to increase on solid North American automotive builds, and demand for general engineering and industrial products remained strong throughout the year with normal second half seasonal weakness. Adjusted EBITDA improved $6 million year-over-year as sales volume and mix provided a $21 million benefit partially offset by an $11 million adverse pricing impact due to unrecovered high contained metal and freight costs and $3 million of Section 232 tariffs,” said Mr. Hockema.

Consistent with the Company’s capital allocation priorities, organic investments of $74 million focused on areas to enhance manufacturing cost efficiency, improve product quality, expand capacity and promote operational security, including capital spending related to the modernization of its Spokane, WA (“Trentwood”) facility. In addition to organic investments, the Company invested $43 million to acquire Imperial Machine & Tool (“IMT”), a leader in multi-material additive manufacturing and machining technologies.

The Company continued to return cash to shareholders during the year through quarterly dividends and share repurchases that totaled nearly $100 million. In early 2018, the Company raised its quarterly dividend 10% to $0.55 per share, and in early 2019, for the eighth consecutive year, raised it an additional 9% to $0.60 per share.

In late 2018, the Company received approval for its Bellwood facility in Richmond, VA to operate as a Foreign Trade Zone, which serves to mitigate more than 50% of the tariff costs otherwise incurred on its internal cross border transactions. While decisions are still pending on specific product exclusion requests, the Company will continue to incur tariff costs of approximately $0.2 million per month. If the exclusion requests receive approval by the Department of Commerce, the Company expects to recover costs paid from the date of the initial 2018 filing of each request.

“Our second half 2018 results were a record for the last six months of a year,” said Mr. Hockema. “Aerospace supply chain destocking began to moderate, and underlying commercial airframe demand was strong as build rates continued to grow. In addition, we realized the full impact of proactive price increases implemented during the second quarter of 2018. We have initiated additional price increases in 2019 for certain non-contract general engineering and aerospace applications and, with growing demand and improving prices, we have positive momentum as we begin 2019.”

Fourth Quarter and Full Year 2018 Consolidated Results
(Unaudited)*
(In millions of dollars, except shipments, realized price and per share amounts)

				Twelve Months Ended
	Quarterly			December 31,
	4Q18	3Q18	4Q17	2018	2017

Shipments (millions of lbs.)	159	159	153	652	626

Net sales	$389	$393	$353	$1,586	$1,398
Less hedged cost of alloyed metal[1]	(179)	(188)	(159)	(758)	(611)
Value added revenue	$210	$205	$194	$828	$786

Realized price per pound ($/lb.)
Net sales	$2.46	$2.48	$2.31	$2.43	$2.23
Less hedged cost of alloyed metal	(1.14)	(1.19)	(1.04)	(1.16)	(0.97)
Value added revenue	$1.32	$1.29	$1.27	$1.27	$1.26

As reported
Operating income	$37	$35	$40	$144	$151
Net income (loss)	$24	$22	$(15)	$92	$45
EPS, diluted[2]	$1.41	$1.29	$(0.90)	$5.43	$2.63

Adjusted[3]
Operating income	$43	$36	$37	$161	$159
EBITDA[4]	$55	$47	$48	$205	$199
EBITDA margin[5]	26.0%	23.1%	24.6%	24.7%	25.3%
Net income	$30	$24	$20	$109	$88
EPS, diluted[2]	$1.77	$1.43	$1.22	$6.48	$5.09

[1] Hedged cost of alloyed metal is our Midwest transaction price of aluminum plus the price of alloying elements plus any realized gains and/or losses on settled hedges, related to the metal sold in the referenced period.

[2] Diluted shares for EPS calculated using treasury method.
[3] Adjusted numbers exclude non-run-rate items (for all Adjusted numbers and EBITDA refer to Reconciliation of Non-GAAP Measures).
[4] Adjusted EBITDA = Consolidated Operating Income before non-run-rate plus Depreciation and Amortization.
[5] Adjusted EBITDA margin = Adjusted EBITDA as a percent of Value Added Revenue.

*Please refer to GAAP financial statements.
Totals may not sum due to rounding.

Fourth Quarter 2018

Net sales for the fourth quarter 2018 were $389 million, up approximately 10% from $353 million in the prior year period, reflecting 4% higher shipments and a 6% increase in average selling price. The increase in average selling price reflected an approximately 10% increase in underlying contained metal costs and a 4% increase in value added revenue per pound.

Value added revenue (net sales less the hedged cost of alloyed metal) for the fourth quarter 2018 increased 8% year-over-year to $210 million on 4% higher shipments, compared to $194 million in the prior year period reflecting improving demand for the Company’s aerospace applications and full realization of price increases implemented in the second quarter 2018. Value added revenue for the Company’s aerospace/high strength applications increased 11% to $122 million and shipments increased 14% reflecting improving underlying demand growth, moderating destocking in the aerospace supply chain and incremental capacity from recent investments. Value added revenue for general engineering applications increased 10% to $55 million on 6% lower shipments reflecting improved pricing. Value added revenue for automotive extrusions decreased 6% to $27 million, reflecting a 1% decrease in shipments as mix continues to shift to newer lower value added programs.

Adjusted consolidated EBITDA of $55 million in the fourth quarter 2018 increased $7 million compared to the prior year period reflecting the favorable sales impact, partially offset by higher freight and tariff costs. Adjusted EBITDA as a percentage of value added revenue increased to 26.0% in the fourth quarter 2018 as compared to 24.6% in the prior year period.

Net income for the fourth quarter 2018 was $24 million, or $1.41 income per diluted share, compared to net loss and diluted loss per share of $15 million and $0.90, respectively, for the prior year period. Excluding the impact of non-run-rate items, adjusted net income was $30 million or $1.77 per diluted share, for the fourth quarter 2018, up from adjusted net income of $20 million or $1.22 per diluted share, for the fourth quarter 2017. Reported fourth quarter 2017 results reflected an incremental $37 million non-cash tax expense as a result of federal tax reform legislation primarily related to revaluing the Company’s deferred tax assets.

Full Year 2018

Net sales for full year 2018 were $1.6 billion, up approximately 13% from $1.4 billion in the prior year period, reflecting 4% higher shipments and a 9% increase in average selling price. The increase in average selling price reflected an approximately 20% increase in underlying contained metal costs and a 1% increase in value added revenue per pound.

Full year 2018 value added revenue of $828 million was 5% higher than the $786 million in the prior year period due to a 4% increase in shipments and higher pricing in the second half of the year. Value added revenue for the Company’s aerospace/high strength applications increased 6% to $455 million reflecting a 7% increase in shipments driven by underlying demand that continued to grow throughout the year, continued moderation of supply chain destocking, and incremental capacity from recent investments the Company's Trentwood rolling mill. Value added revenue for general engineering applications increased 8% over the prior year to $233 million, driven by a 1% increase in shipments reflecting higher pricing and a richer overall product mix. Value added revenue for automotive extrusions decreased 1% to $117 million on a 3% increase in shipments reflecting a lower value added product mix.

Adjusted consolidated EBITDA of $205 million for full year 2018 increased $6 million compared to the prior year period. The increase in adjusted EBITDA reflects a $21 million favorable impact from higher volume, partly offset by an approximately $11 million negative pricing impact due to unrecovered higher metal and freight costs and approximately $3 million of tariff costs. Adjusted EBITDA as a percentage of value added revenue was 24.7% in 2018 as compared to 25.3% in the prior year period.

For the full year 2018, the Company reported net income of $92 million, or $5.43 per diluted share, compared to net income of $45 million, or $2.63 per diluted share in the prior year period. Excluding the impact of non-run-rate items, adjusted net income for the full year 2018 was $109 million or $6.48 per diluted share, compared to adjusted net income of $88 million or $5.09 per diluted share for the prior year period. Reported full year 2017 results reflected a 66% effective tax rate due to the previously discussed one-time tax charge in the fourth quarter.

Cash Flow and Balance Sheet

Adjusted EBITDA of $205 million during full year 2018 funded working capital requirements, capital expenditures of approximately $74 million, the $43 million acquisition of IMT, interest and quarterly dividend payments and contributions totaling $16 million to the Union and Salaried VEBAs. The Company returned nearly $100 million of cash to shareholders through quarterly dividends and share repurchases.

As of December 31, 2018, total cash and cash equivalents and short-term investments were approximately $162 million and borrowing availability under the Company’s Revolving Credit Facility was approximately $292 million.

2019 Outlook

“As we look to our outlook for aerospace/high strength applications, we expect growing build rates and further moderation in commercial aerospace supply chain destocking as airframe manufacturers continue to address the ongoing greater than 8-year order backlog. In addition, the recent increase in defense spending from U.S. allies strengthens the outlook for the F-35 Joint Strike Fighter program, the F/A-18 Super Hornet, and other military applications,” said Mr. Hockema.

“For our automotive extrusion applications, 2019 North American build rates are expected to be slightly lower than 2018. As previously mentioned, 2019 is expected to be a transition year as we have many existing programs reaching end of life and a number of new program launches throughout the year. New program launches are inherently unpredictable due to timing in the launch of the new vehicle for which we are a supplier as there a multitude of other suppliers and processes for the automotive manufacturers to qualify, in addition to uncertainty of market sentiment and consumer acceptance of the new vehicles.

“We are cautiously optimistic about underlying demand for our general engineering products, despite uncertainty around global trade negotiations and economic conditions. As we look forward, we expect continuing strong demand and pricing for our applications," said Mr. Hockema

As previously indicated during the Company’s third quarter 2018 earnings call, significant maintenance activity is planned for the casting complex, hot line and large stretcher at its Trentwood facility. The planned outage is scheduled to occur in the second quarter 2019. Based on previous experience involving similar maintenance outages, the Company estimates an EBITDA impact of approximately $15 million from incremental maintenance costs and lost production and sales compared to steady-state operations.

Overall, for the full year 2019, the Company expects strong demand to support a low to mid-single digit percent increase in both shipments and value added revenue year-over-year. The Company also expects EBITDA as a percentage of value added revenue to be above 25% in 2019, with higher shipments and improved pricing more than offsetting the impact of the Trentwood maintenance outage. Total capital spending in 2019, is expected to be approximately $80 -$90 million.

Conference Call

Kaiser Aluminum Corporation will host a conference call on Thursday, February 21, 2019, at 10:00am (Pacific Time); 12:00pm (Central Time); 1:00pm (Eastern Time), to discuss fourth quarter and full year 2018 results. To participate, the conference call can be directly accessed from the U.S. and Canada at (844) 889-7783, and accessed internationally at (661) 378-9764. A link to the simultaneous webcast can be accessed on the Company’s website at

http://investors.kaiseraluminum.com/events.cfm. A copy of a presentation will be available for download prior to the call and an audio archive will be available on the Company’s website following the call.

Company Description

Kaiser Aluminum Corporation, headquartered in Foothill Ranch, Calif., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, custom automotive, general engineering, and other industrial applications. The Company’s North American facilities produce value-added sheet, plate, extrusions, rod, bar, tube, and wire products, adhering to traditions of quality, innovation, and service that have been key components of the culture since the Company was founded in 1946. The Company’s stock is included in the Russell 2000® index and the S&P Small Cap 600® index.

Available Information

For more information, please visit the Company’s website at www.kaiseraluminum.com. The website includes a section for investor relations under which the Company provides notifications of news or announcements regarding its financial performance, including Securities and Exchange Commission (SEC) filings, investor events, and earnings and other press releases. In addition, all Company filings submitted to the SEC are available through a link to the section of the SEC’s website at www.sec.gov, which includes: Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statements for the Company’s annual stockholders’ meetings, and other information statements as filed with the SEC. In addition, the Company provides a webcast of its quarterly earnings calls and certain events in which management participates or hosts with members of the investment community.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flow of the Company. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying tables.

The non-GAAP financial measures used within this earnings release are value added revenue, adjusted operating income, EBITDA, adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share which exclude non-run-rate items and ratios related thereto. As more fully described in these reports, “non-run-rate” items are items that, while they may occur from period to period, are particularly material to results, impact costs primarily as a result of external market factors and may not occur in future periods if the same level of underlying performance were to occur. These measures are presented because management uses this information to monitor and evaluate financial results and trends and believes this information to also be useful for investors.

Forward-Looking Statements

This press release contains statements based on management’s current expectations, estimates and projections that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the Company to be materially different from those expressed or implied. Kaiser Aluminum cautions that such forward-looking statements are not guarantees of future performance or events and involve significant risks and uncertainties and actual events may vary materially from those expressed or implied in the forward-looking statements as a result of various factors. These factors include: (a) the continuation of strong long-term demand growth for the Company’s aerospace, automotive and general engineering applications and improvement in the Company’s manufacturing efficiencies; (b) the ability of the Company to identify and successfully execute strategic capital investments to facilitate growth in the Company’s results including internal and external growth opportunities; (c) the Company’s ability to achieve the level of shipments, profitable sales growth, capacity and capability expansions, manufacturing cost efficiencies, increasing operating leverage, productivity improvements, product quality enhancements or other benefits anticipated by management, including those anticipated from the Company’s strategic investments; (d) demand drivers and the Company’s ability to participate in mature and anticipated new automotive programs expected to launch in the future and growing demand for its products driven by higher airframe build rates, larger airframes and the continued conversion to monolithic designs; (e) changes in the markets served by the Company, including aerospace, defense, general engineering, automotive, distribution and other markets, including changes impacting the volume, price or mix of products sold by the Company and the Company’s ability to flex production consistent with changing demand levels; (f) the Company’s ability to realize manufacturing throughput gains and efficiencies, identify and successfully implement continuous improvement initiatives, and complete its expansion and organic growth projects, equipment and facility upgrades to improve manufacturing cost efficiencies and product and manufacturing platform expansions as planned and by targeted completion dates; (g) the impact of the Company’s future earnings, financial condition, capital requirements and other factors on future dividends or the repurchase of shares of the Company’s common stock and any decision by the Company’s board of directors in regard to either; (h) the Company’s ability to mitigate freight and contained metal cost increases, increase prices, mitigate the impact of tariffs, successfully launch new automotive programs and successfully complete the planned outage of the hot line and large stretcher at its Trentwood facility; and (i) other risk factors summarized in the Company's reports filed with the Securities and Exchange Commission, including when filed, the Company's Form 10-K for the year ended December 31, 2018. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

Investor Relations and Public Relations Contact:
Melinda C. Ellsworth
Kaiser Aluminum Corporation
(949) 614-1757

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
STATEMENTS OF CONSOLIDATED INCOME (1)

	Year Ended December 31,
	2018	2017	2016
	(In millions of dollars, except share and per share amounts)
Net sales	$1,585.9	$1,397.5	$1,330.6
Costs and expenses:
Cost of products sold:
Cost of products sold, excluding depreciation and amortization and other items	1,300.7	1,085.9	1,000.8
Lower of cost or market inventory write-down	—	—	4.9
Depreciation and amortization	43.9	39.7	36.0
Selling, general, administrative, research and development	96.3	97.5	105.0
Goodwill impairment	—	18.4	—
Other operating charges, net	1.4	0.8	2.8
Total costs and expenses	1,442.3	1,242.3	1,149.5
Operating income	143.6	155.2	181.1
Other expense:
Interest expense	(22.7)	(22.2)	(20.3)
Other expense, net	(0.9)	—	(13.6)
Income before income taxes	120.0	133.0	147.2
Income tax provision	(28.3)	(87.6)	(55.5)
Net income	$91.7	$45.4	$91.7

Net income per common share:
Basic	$5.53	$2.67	$5.15
Diluted[2]	$5.43	$2.63	$5.09
Weighted-average number of common shares outstanding (in thousands):
Basic	16,585	16,996	17,813
Diluted[2]	16,874	17,259	18,033
1 Please refer to the Company's Form 10-K for the year ended December 31, 2018 for detail regarding the items in the table.
2 Diluted shares are calculated using the treasury stock method.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS (1)

	December 31, 2018	December 31, 2017
	(In millions of dollars, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$125.6	$51.1
Short-term investments	36.7	183.7
Receivables:
Trade receivables, net	179.8	165.0
Other	25.6	15.5
Contract assets	54.9	—
Inventories	215.1	207.9
Prepaid expenses and other current assets	18.9	33.4
Total current assets	656.6	656.6
Property, plant and equipment, net	611.8	571.4
Deferred tax assets, net	35.9	72.0
Intangible assets, net	32.4	25.0
Goodwill	44.0	18.8
Other assets	38.6	41.4
Total	$1,419.3	$1,385.2
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$121.4	$90.0
Accrued salaries, wages and related expenses	40.1	42.6
Other accrued liabilities	44.0	40.5
Total current liabilities	205.5	173.1
Net liabilities of Salaried VEBA	32.4	31.9
Deferred tax liabilities	4.2	4.3
Long-term liabilities	66.4	60.0
Long-term debt	370.4	369.6
Total liabilities	678.9	638.9
Commitments and contingencies
Stockholders' equity:
Preferred stock, 5,000,000 shares authorized at both December 31, 2018 and December 31, 2017; no shares were issued and outstanding at December 31, 2018 and December 31, 2017	—	—
Common stock, par value $0.01, 90,000,000 shares authorized at both December 31, 2018 and December 31, 2017; 22,471,705 shares issued and 16,234,603 shares outstanding at December 31, 2018; 22,393,537 shares issued and 16,773,586 shares outstanding at December 31, 2017	0.2	0.2
Additional paid in capital	1,059.3	1,055.9
Retained earnings	150.2	85.5
Treasury stock, at cost, 6,237,102 shares at December 31, 2018 and 5,619,951 shares at December 31, 2017	(420.5)	(358.6)
Accumulated other comprehensive loss	(48.8)	(36.7)
Total stockholders' equity	740.4	746.3
Total	$1,419.3	$1,385.2
1 Please refer to the Company's Form 10-K for the year ended December 31, 2018 for detail regarding the items in the table.

Reconciliation of Non-GAAP Measures - Consolidated
(Unaudited)
(In millions of dollars, except share and per share amounts)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017

GAAP net income (loss)	$23.6	$(15.2)	$91.7	$45.4
Interest expense	5.7	5.8	22.7	22.2
Other expense, net	1.2	0.5	0.9	—
Income tax provision	6.4	50.8	28.3	87.6
GAAP operating income	36.9	41.9	143.6	155.2
Mark-to-market loss (gain)[1]	3.0	(5.4)	17.7	(19.4)
Goodwill impairment	—	—	—	18.4
Other operating NRR loss (gain)[2,3]	3.2	0.7	(0.4)	4.9
Operating income, excluding operating NRR items	43.1	37.2	160.9	159.1
Depreciation and Amortization	11.5	10.4	43.9	39.7
Adjusted EBITDA [4]	$54.6	$47.6	$204.8	$198.8

GAAP net income (loss)	$23.6	$(15.2)	$91.7	$45.4
Operating NRR Items	6.2	(4.7)	17.3	3.9
Non-Operating NRR Items	1.6	1.9	6.1	4.5
Tax impact of above NRR Items	(1.7)	1.2	(5.8)	(3.1)
NRR tax charge	—	37.2	—	37.2
Adjusted net income	$29.7	$20.4	$109.3	$87.9

GAAP earnings (loss) per diluted share [5]	$1.41	$(0.90)	$5.43	$2.63
Adjusted earnings per diluted share [5]	$1.77	$1.22	$6.48	$5.09

[1] Mark-to-market loss (gain) on derivative instruments for 2018 represents the reversal of mark-to-market loss (gain) on hedges entered into prior to the adoption of ASU 2017-12 and settled in 2018. Operating income excluding non-run-rate items reflects the realized loss (gain) of such settlements.

2 NRR is an abbreviation for Non-Run-Rate; NRR items are pre-tax.
[3] Other operating NRR items primarily represent the impact of non-cash net periodic benefit cost (income) related to the salaried VEBA, adjustments to plant-level LIFO, lower of cost or market, environmental expenses, workers' compensation cost (benefit) due to discounting and impairment losses.

[4] Adjusted EBITDA = Consolidated Operating Income before non-run-rate plus Depreciation and Amortization.
[5] Diluted shares for EPS calculated using treasury method.